April 2, 1997


Dear Stockholder:

         We are pleased to invite you to attend the 1997 Annual Meeting of Stockholders of The DeWolfe Companies, Inc., which will be held at Lantana, 43 Scanlon Drive, Randolph, Massachusetts (I-93 to Exit 5A, Route 28 South, right at first stoplight) on Tuesday, May 13, 1997, commencing at 10:00 a.m., Eastern time.

         A description of business to be conducted at the Annual Meeting is in the attached Notice of Annual Meeting and Proxy Statement. Also enclosed is a copy of our Annual Report for 1996.

         Your vote is important no matter how many shares you own. We hope you will be able to attend the meeting in person, but if you cannot, please sign and date the enclosed proxy and return it in the accompanying envelope. If you plan to attend, please check the appropriate box on the proxy card.


                                           Sincerely,




                                           RICHARD B. DEWOLFE
                                           Chairman and Chief Executive Officer

                           THE DEWOLFE COMPANIES, INC.

                                80 Hayden Avenue
                         Lexington, Massachusetts 02173

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         The Annual Meeting of Stockholders will be held on May 13, 1997 at 10:00 a.m. Eastern Time at Lantana, 43 Scanlon Drive, Randolph, Massachusetts 02368 (I-93 to Route 28 South to Scanlon Drive), for the following purposes:

          1. To fix the number of directors and to elect directors of the Company for the ensuing year and until their respective successors are chosen and qualified;

          2. To consider and vote upon a proposal to ratify the Company's selection of Ernst & Young LLP as auditors of the Company for the year ending December 31, 1997; and

          3. To consider and act upon matters incidental to the foregoing and to transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 21, 1997 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders.



                                                 PAUL J. HARRINGTON
                                                 Clerk

April 2, 1997



     The Company's Annual Report for 1996 containing a copy of the Company's Form 10-K (excluding exhibits) for the year ended December 31, 1996 is enclosed herewith.


-------------------------------------------------------------------------------
     Please fill in, date, sign and mail promptly the accompanying proxy in the return envelope furnished for that purpose, whether or not you plan to attend the meeting.
-------------------------------------------------------------------------------

                           THE DEWOLFE COMPANIES, INC.

                                80 Hayden Avenue
                         Lexington, Massachusetts 02173

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1997

         This statement is furnished to the stockholders of THE DEWOLFE COMPANIES, INC. (hereinafter, the "Company") in connection with management's solicitation of proxies to be used at the Annual Meeting of Stockholders on May 13, 1997 and at any adjournment of that meeting. The approximate date on which this proxy statement and accompanying proxy are being sent to stockholders of the Company is April 2, 1997. Each proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same by written notice delivered to the Clerk of the Company at any time before the proxy is voted. A stockholder who attends the Annual Meeting in person may revoke his or her proxy at that time and vote his or her shares if such stockholder so desires. The presence in person or by proxy of stockholders entitled to cast a majority of the outstanding shares, or 1,646,041 shares, shall constitute a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present. The election of each nominee for director requires a plurality of the votes cast. In order to approve the selection of auditors, the affirmative vote of a majority of all votes cast on such matter shall be required. In all cases, shares with respect to which authority is withheld, abstentions, and Broker Shares that are not voted will not be included in determining the number of votes cast.

         All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified, will be voted in accordance with such specification. If no choice is specified, the proxies will be voted FOR the election of four directors, unless authority to do so is withheld with respect to one or more of the nominees, and FOR the ratification of the Company's selection of Ernst & Young LLP as auditors for the year ending December 31, 1997. In addition, the proxy will be voted in the discretion of the proxy holders with respect to such other business as may properly come before the meeting.

         As of March 21, 1997, the Company had outstanding 3,292,081 shares of Common Stock. Each share of the outstanding Common Stock is entitled to one vote. Only holders of Common Stock of record on the books of the Company at the close of business on March 21, 1997 will be entitled to receive notice of, and to vote, at the Annual Meeting.

                              ELECTION OF DIRECTORS

         At the Annual Meeting, the directors to serve on the Board are to be elected to hold office for the ensuing year and until their respective successors are chosen and qualified. The Board of Directors has fixed the size of the Board at four, subject to the ratification by the stockholders at the Annual Meeting and has nominated four persons, all of whom are now directors of the Company, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If the enclosed proxy is duly executed and received in time for the Meeting, and unless authority to do so is withheld, it will be voted to elect as directors the following nominees: Richard
B. DeWolfe, A. Clinton Allen, R. Robert Popeo and Paul R. Del Rossi. (For a description of the business experience of such nominees, see "Business Experience of Nominees and Executive Officers" below.) In the event that any of the nominees becomes unavailable, then the proxy holders shall have the right:
(i) to vote for such substitute, if any, as the present Board of Directors may designate; (ii) to leave a vacancy on the Board; or (iii) to fix the number of directors for the ensuing year at less than four.

         The Company did not have a nominating committee of the Board of Directors in 1996. The Stock Option Committee, whose members are Messrs. Popeo and Del Rossi, administers the Company's 1992 Stock Option Plan. The Stock Option Committee held one meeting in 1996. The Compensation Committee, whose members are Messrs. Allen, Popeo and Del Rossi met one time. The Audit committee, whose members are Messrs. Popeo and Del Rossi met one time during 1996. During the year ended December 31, 1996, there were five meetings of the Board of Directors. All of the directors attended, in person or by telephone, all of the meetings of the Board of Directors except for Mr. Popeo, who attended three of the meetings. The directors regularly consult with management and are kept informed of business developments and financial results as they occur.


             BUSINESS EXPERIENCE OF NOMINEES AND EXECUTIVE OFFICERS

         Following is a list of names, ages and positions with the Company of all nominees for election as directors and all executive officers of the Company.

              Name                  Age              Position
              ----                  ---              --------

Richard B. DeWolfe................  53   Chief Executive Officer, President
                                         and Treasurer, Chairman of the Board
                                         of Directors, and Nominee

A. Clinton Allen..................  53   Director, Vice Chairman of the Board
                                         of Directors, and Nominee

R. Robert Popeo...................  58   Director and Nominee

Paul R. Del Rossi.................  54   Director and Nominee

Paul J. Harrington................  44   Executive Vice President and Clerk;
                                         President of DeWolfe New England
                                         Mortgage Services, Inc.

Patricia A. Griffin...............  50   Senior Vice President; President of
                                         DeWolfe Relocation Services, Inc.

Theodore F. Parker................  54   President of The DeWolfe Company, Inc.

James A. Marcotte.................  39   Senior Vice President and Chief
                                         Financial Officer

         All Directors hold office until the next annual meeting of stockholders or until their successors are elected. Except as noted below, no officer holds his office for a fixed term and the Board of Directors may terminate any officer's term of office. Except as noted below, each officer and director described below has been employed at his or her present place of employment for more than five years.

         Richard B. DeWolfe is the Company's Chief Executive Officer, President and Treasurer, and the Chairman of the Board of Directors of the Company.

         A. Clinton Allen has been Vice Chairman and a Director of the Company since 1991. Mr. Allen is Chairman and Chief Executive Officer of A.C. Allen & Company, Inc., an investment banking consulting firm located in Cambridge, Massachusetts. Mr. Allen currently serves as a director of Swiss Army Brands, Inc. and is a member of its Executive Committee, and as a director of SweetWater, Inc. He also serves as a director and Vice Chairman of Psychemedics Corporation.

         R. Robert Popeo has been a Director of the Company since May, 1992. Mr. Popeo is a member of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., of Boston, Massachusetts and currently serves as its Chairman.

         Paul R. Del Rossi has been a Director of the Company since May, 1992. Mr. Del Rossi is President of General Cinema Theaters, Inc.

         Paul J. Harrington has been the Company's Clerk and President of DeWolfe New England Mortgage Services, Inc. since April, 1992. Mr. Harrington was named an Executive Vice President of the Company in March, 1995. Prior to that time, and since April, 1992, Mr. Harrington was a Senior Vice President of the Company. Before joining the Company, Mr. Harrington had been a partner in the law firm of Harrington and Libby, P.C. in Braintree, Massachusetts since 1979.

         Patricia A. Griffin is the Company's Senior Vice President and President of DeWolfe Relocation Services, Inc. Ms. Griffin is Mr. DeWolfe's sister.

         Theodore Parker has been President of The DeWolfe Company, Inc., the Company's real estate sales subsidiary, since May, 1995. Prior to joining the Company, Mr. Parker served as President of Willcox Realty, Inc., a business which was acquired by the Company in September, 1994.

         James A. Marcotte was appointed the Company's Chief Financial Officer and Senior Vice President effective in June, 1996. From September, 1992 until June, 1996 Mr. Marcotte served as Senior Vice President and Chief Financial Officer of First NH Mortgage Corporation. Prior to September, 1992 he was employed by the Federal Deposit Insurance Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

         Based solely on its review of copies of reports filed pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or written representations from persons required to file such reports ("Reporting Persons"), the Company believes that, except as follows, all such filings required to be made by such Reporting Persons were timely made in accordance with the requirements of the Exchange Act. In July,

1996, Mr. Marcotte filed a Form 3 two days after the date specified therefor with respect to his appointment as an executive officer in June, 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As of December 31, 1996 the Company had outstanding indebtedness of $626,000 to various individual lenders, which has been personally guaranteed by Mr. DeWolfe.

         Amherst Street Realty Trust, an entity controlled by Mr. DeWolfe, leases office space to the Company in Nashua, New Hampshire on an oral tenancy-at-will basis. Such space consists of 1,500 square feet and, until October, 1995, it was used as a regional office for the Company. The Company made rent payments of $34,953 to such entity in 1996.

         Canton Avenue Realty Trust, an entity controlled by Mr. DeWolfe, leases office space to the Company in Milton, Massachusetts on an oral tenancy-at-will basis. Such space consists of 3,750 square feet and is used for the Company's Milton sales center. The Company made rent payments of $46,222 to such entity in 1996.

         Wire Road Realty Trust, an entity controlled by Messrs. DeWolfe and Harrington, leases office space to the Company in Merrimack, New Hampshire on an oral tenancy-at-will basis. Such space consists of approximately 2,000 square feet and is used for the Company's Merrimack, New Hampshire sales center. The Company made rent payments of $11,576 to such entity in 1996.

         The Company believes, based upon its experience in the real estate industry, that its current leases of office space from affiliated parties are on terms no less favorable than those which could be obtained from unaffiliated parties.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

         The following table shows, for the fiscal years ended December 31, 1996, 1995, and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for such year, to the Company's Chairman and Chief Executive Officer, to each of the other executive officers of the Company whose salary and bonus exceeded $100,000 in 1996 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                                                                 Compensation
                             Annual Compensation                    Awards
                             -------------------                 -------------
Name and                                           Other Annual    Securities
Principal                                            Compensa-    Underlying
Position            Year    Salary($)    Bonus($)     tion($)      Options (#)
---------           ----    ---------    --------  ------------   ------------

Richard B.          1996     307,292     64,000      12,890(1)            -0-
DeWolfe,            1995     294,230     22,625       4,304               -0-
 Chairman &         1994     275,000     95,000       3,813            75,000
 Chief Executive
 Officer

Paul J.             1996     180,769     25,695      12,000(3)         20,000
Harrington, (2)     1995     149,038        -0-         -0-               -0-
 Executive Vice     1994     127,223        -0-         -0-            25,000
 President

Patricia A.         1996     129,808      9,375       1,647(1)          3,000
Griffin             1995     125,000        -0-       3,055               -0-
 Senior Vice        1994     127,162        -0-         -0-            10,000
 President

Theodore F.         1996     128,846     15,000       6,000(3)         10,000
Parker,             1995      91,144        -0-          -0-            1,000
 President of       1994      18,657        -0-          -0-              -0-
 the DeWolfe
 Company, Inc.

(1) Represents commissions paid on transactions in which the named executive served as a broker.

(2) Mr. Harrington served as a Senior Vice President of the Company from April 1, 1992 through February, 1995. He was named an Executive Vice President in March, 1995.

(3) Represents amount paid as an expense allowance to the named executive officer.

Stock Option Grant Table

    The following table contains information concerning the grant of stock options to the named executive officers during the Company's fiscal year ended December 31, 1996:



                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                                     Potential Realizable Value
                                       % of Total       Exercise                       of Assumed Annual Rate
                                         Options         or Base                       of Stock Appreciation
                         Options        Granted to       Price                           for Option Term
                         Granted       Employees in     ($/sh)(5)   Expiration      -------------------------
    NAME                 (#) (1)       Fiscal Year      (2) (3)        Date         0%      5%($)     10%($)
    ----                 -------       ------------     ---------   ----------      --     ------     ------
Paul J. Harrington        20,000          27.4            4.75        2-27-01       0      26,247      57,998

Patricia A. Griffin        3,000           4.0            4.75        2-27-01       0       3,937       8,700

Theodore F. Parker        10,000          13.7            4.75        2-27-01       0      13,123      29,000


-------------
(1) All options were granted under the Company's 1992 Stock Option Plan and have a term of 5 years. They become exercisable with respect to 25% of the shares covered thereby twelve months after the date of grant and with respect to an additional 25% of the shares covered thereby on each successive anniversary date thereafter. Under the terms of the 1992 Stock Option Plan the Stock Option Committee may, in its discretion, accelerate the date on which any option granted thereunder becomes exercisable in full.

(2) The exercise price and the withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(3) Represents the market value on the date of grant.

Year-End Option Values

    The following table sets forth information with respect to the named executives concerning the number and value of unexercised options held as of December 31, 1996. None of the named executives exercised any options during the fiscal year ended December 31, 1996.

                             Year-End Option Values


                           Number of unexercised                 Value of unexercised
                             options at fiscal                  in-the-money options at
                                year-end(#)                     fiscal year-end ($) (1)
                           ---------------------                -----------------------
   Name                 Exercisable       Unexercisable     Exercisable    Unexercisable
   ----                 -----------       -------------     -----------    -------------
Richard B. DeWolfe        225,000            50,000            68,375         30,125

Paul J. Harrington         31,250            38,750            40,563         27,187

Patricia A. Griffin         6,700             8,500             5,355          4,635

Theodore F. Parker            250            10,750               280          5,840


-------------
(1) Represents the fair market value of the Company's Common Stock on December 31, 1996 ($5.25 per share based on the closing price on the American Stock Exchange) minus the exercise price per share, of the in-the-money options, multiplied by the number of shares subject to each option.


Employment Contracts and Termination of Employment and Change-in-Control Arrangements

    Effective May 21, 1992, Mr. DeWolfe entered into an employment contract with the Company which is generally terminable with 90 days prior written notice. Pursuant to the terms of this contract, Mr. DeWolfe serves as President and Chief Executive Officer of the Company at a salary to be determined annually by the Board. In addition, the contract includes provisions providing Mr. DeWolfe with severance payments at the rate of his then current salary for two years following the termination of his employment without cause and restricting Mr. DeWolfe's right to compete with the Company for one year following the termination of his employment for any reason. The Company owns a $2 million "key man" life insurance policy on Mr. DeWolfe.

    Effective May 21, 1992, Mr. Harrington entered into an employment contract with the Company which is generally terminable with 90 days prior written notice. Pursuant to the terms of this contract, Mr. Harrington serves as Executive Vice President of the Company at a salary to be determined annually by the Board of Directors. In addition, the contract includes provisions providing Mr. Harrington with severance payments at the rate of his then current salary for one year following the termination of his employment without cause and restricting Mr. Harrington's right to compete with the Company for one year following the termination of his employment for any reason.

    Effective May 21, 1992, Ms. Griffin entered into an employment contract with the Company which is generally terminable with 90 days prior written notice. Pursuant to the terms of this contract, Ms. Griffin serves as Senior Vice President of the Company at a salary to be determined annually by the Board of Directors. In addition, the contract includes provisions providing Ms. Griffin with severance payments at the rate of her then current salary for one year following the termination of her employment without cause and restricting Ms. Griffin's right to compete with the Company for one year following the termination of her employment for any reason.


Additional Information with respect to Compensation Committee Interlocks and Insider Participation on Compensation Decisions


    During fiscal year 1996 Richard B. DeWolfe, the Company's Chairman and Chief Executive Officer, made recommendations to the Compensation Committee of the Board of Directors regarding executive officer compensation.

    During fiscal year 1996 the Company paid consulting fees to Mr. Allen in the aggregate amount of $60,000 relating to investor relations and mergers and acquisitions.


     Compensation Committee Report on Executive Compensation
     -------------------------------------------------------

         The Company's executive compensation program is designed to attract, retain and reward executives who are responsible for leading the company in achieving its business objectives. This report is submitted by the Board of Directors and addresses the compensation policies for fiscal 1996 as they affected Mr. DeWolfe, in his capacity as Chief Executive Officer of the Company, and the other executive officers of the Company.

         Compensation Philosophy
         -----------------------

         The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program is also designed to link the interests of the Company's executives to the interests of the Company's shareholders.

         At present, the executive compensation program is comprised of salary, cash incentive opportunities, long-term incentive opportunities in the form of stock options, and benefits typically offered to executives by major corporations. As an executive's level of responsibility increases, the greater the mix of compensation shifts to incentive-based compensation and compensation based on increases in the value of the Common Stock through stock-based awards.

         Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers (the "named executive officers"). Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. It is not anticipated that any of the named executive officers will receive compensation for 1996, or for future years that can now be predicted, which would not be deductible for tax purposes.

         Compensation Elements
         ---------------------

                  Base Salary
                  -----------

         Salary ranges are assigned to each position based on a comparison of DeWolfe positions with similar positions in companies of similar size in the Company's industry, with range midpoints established at the average of the marketplace. Actual salaries within the appropriate range depend upon individual performance, experience and internal equity and are reviewed and may be adjusted annually by the Company. Increases in the base salaries paid to executive officers in 1996 were made in the discretion of the Board of Directors based on the foregoing criteria.

                  Incentive Compensation
                  ----------------------

         Cash bonuses paid to executive officers are determined by the Board of Directors based on subjective criteria and on the financial performance of the Company and are paid at various times during the year. The bonuses paid to executive officers in 1996 were primarily based on year to date performance in 1996.

                  Stock Options
                  -------------

         The Company's current stock option plan for executive officers and other employees has been in existence since 1992. Under the plan, the Stock Option Committee of the Board of Directors may grant options with terms of up to ten years. The options generally become exercisable with respect to 25% of the shares covered thereby on the first anniversary of the date of grant and with respect to an additional 25% on each of the next three anniversary dates thereafter. In granting the stock options to executives, the Stock Option Committee of the Board of Directors takes into account the practices of other companies of comparable size as well as the executive's level of responsibility and individual and corporate performance during this prior year. The Stock Option Committee did not grant any options to executive officers in 1995. In 1996 it granted options to Messrs. Harrington, Parker and Marcotte and to Ms. Griffin to purchase an aggregate of 39,000 shares.

         Compensation to the Chief Executive Officer
         -------------------------------------------

         The compensation of Richard B. DeWolfe, Chairman of the Board and Chief Executive Officer, takes into account the fact that Mr. DeWolfe is the founder and has been the principal executive officer of the Company since its inception. Mr. DeWolfe is responsible, to a greater degree than principal executive officers of many companies of similar size, for the success of the Company and the resulting value of its stock price. Accordingly, a substantial portion of his total compensation package consists of bonus compensation and stock options. Mr. DeWolfe's salary for 1996 was based upon a number of 1995 factors, including revenue growth, expansion, and pre-tax earnings. These factors were given approximately equal weight in the consideration of Mr. DeWolfe's 1996 compensation. Revenue grew by 33% in 1995, and the Company completed seven acquisitions during the year, causing the total workforce to increase by 12%. However pre-tax earnings decreased by 79% during 1995. As a result, the Company did not increase Mr. DeWolfe's base salary in 1996 (the amount shown in the Summary Compensation Table for Mr. DeWolfe in 1996 reflects one additional pay period during such year) and Mr. DeWolfe was not granted any stock options in 1996. Mr. DeWolfe's bonus paid in 1996 was primarily attributable to year-to-date financial performance in 1996.

               A. Clinton Allen
               Paul R. Del Rossi
               R. Robert Popeo

Compensation of Directors

         The Company's outside (non-employee) directors each receive cash compensation in the amount of $24,000 annually (provided that they attend a minimum of 4 meetings) in consideration for serving on the Board of Directors. In addition, Mr. Allen receives compensation at a rate of $5,000 per month in exchange for consulting services rendered to the Company relating to investor relations and mergers and acquisitions. In addition, each of the Company's non-employee directors participates in the Company's 1992 Non-Employee Director Stock Option Plan (the "1992 Director Plan").

         Under the 1992 Director Plan, each outside director automatically received a grant of an option for 12,000 shares upon the adoption of the Plan. Each newly appointed outside director automatically receives a grant of an option to acquire 12,000 shares upon the date of his appointment. Each such option is for a term of ten years and will become exercisable over a period of twenty-four months from the date of grant in equal monthly installments on a cumulative basis, provided that the optionee continues to serve as a director during such period. Commencing with the first business day of calendar year 1993 and continuing in effect for each subsequent calendar year, each person then serving as an outside director receives an additional automatic grant of an option to acquire 5,000 shares, which shall also be for a term of ten years, but is immediately exercisable in full on the date of grant.

         Options under the 1992 Director Plan are not transferable by the optionee otherwise than by will or the laws of descent and distribution and terminate if the optionee ceases to serve as a member of the Company's Board of Directors. In the event of the optionee's death or permanent disability, the option becomes exercisable in full and the optionee or his heirs, legatees or legal representatives may exercise the option during the following three years or the remainder of the option term, whichever period is shorter.

         Options to acquire an aggregate of 15,000 shares at an exercise price of $5.75 per share were granted in 1996 under the 1992 Director Plan, including options to acquire 5,000 shares, which were granted to Mr. Allen, options to acquire 5,000 shares, which were granted to Mr. Popeo, and options to acquire 5,000 shares, which were granted to Mr. Del Rossi.

                             [GRAPHIC OF LINE CHART




                           THE DEWOLFE COMPANIES, INC.
                        STOCK PRICE PERFORMANCE GRAPH(1)







                                   9/30/92    12/31/92    12/31/93    12/31/94    12/31/95     12/31/96
                                   -------    --------    --------    -------     --------     --------
DeWolfe                            $100.00      $58.33      $70.33      $85.42      $95.83       $87.50
AMEX Market Value Index(2)         $100.00     $105.98     $126.66     $115.12     $145.53      $154.83
AMEX Financial Sub Index(3)        $100.00     $106.18     $114.10     $103.36     $135.05      $160.77


(1) The above graph assumes a $100 investment on the last day of September, 1992, the month during which the Company's initial public offering was declared effective, through the end of fiscal year 1996 in the Company's Common Stock, the AMEX Composite, and AMEX Financial Stocks. The prices for the AMEX Composite and AMEX Financial Stocks assume the reinvestment of dividends. The DeWolfe Companies, Inc. did not declare or pay any dividends during the operative period.

(2) The AMEX Market Value Index includes companies whose stock is traded on the American Stock Exchange.

(3) The AMEX Financial Sub Index is comprised of companies which are in the financial services industry and whose shares are traded on the American Stock Exchange. Although the Company considers only its mortgage subsidiary to be a financial services Company, the Company is currently unaware of any published index stock price performance in the Company's primary line of business, residential real estate sales and marketing.


                                       -11

             PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

         The following shows as of March 21, 1997 the number of shares of the Company's Common Stock owned by each director and nominee for director, each named executive officer, all executive officers and directors as a group, and by each person known by the Company to own more than 5% of the Company's outstanding Common Stock.

                                    Amount and
                                    Nature of
                                    Beneficial               Percentage
   Name (1)                         Ownership (2)            Owned (2)
   --------                         -------------            ----------
Richard B. DeWolfe                  2,032,467(3)                57.2
The DeWolfe Companies, Inc.
80 Hayden Avenue
Lexington, Massachusetts 02173

A. Clinton Allen                      194,330(4)                 5.6
A.C. Allen & Company, Inc.
1280 Massachusetts Avenue
Cambridge, Massachusetts 02138

R. Robert Popeo                        37,000(5)                 1.1

Paul R. Del Rossi                      37,000(5)                 1.1

Patricia A. Griffin                    94,805(5)                 2.9

Paul J. Harrington                     52,349(5)                 1.6

Theodore F. Parker                     18,126(5)                   *

All executive officers and
  directors as a group              2,466,078(6)                64.0
  (8 persons)


*  Denotes ownership of less than 1%.

(1) Except as specified otherwise, each person has sole voting and dispositive power with respect to the indicated shares of Common Stock.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the number of shares owned by, and percentage ownership of, such individual or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Includes 108,655 shares of Common Stock held by Mr. DeWolfe's spouse and options to acquire 7,700 shares of Common Stock beneficially owned by his spouse, beneficial ownership of which shares is disclaimed by Mr. DeWolfe. Includes 256,250 shares of Common Stock which Mr. DeWolfe has a right to acquire within 60 days pursuant to the exercise of options.

(4) Includes (i) 5,380 shares of Common Stock owned by Mr. Allen's spouse beneficial ownership of which shares is disclaimed by Mr. Allen; and (ii) 62,000 shares of Common Stock which Mr. Allen has a right to acquire within 60 days pursuant to the exercise of options; and (iii) 100,000 shares of common stock which Mr. Allen has a right to acquire within 60 days pursuant to the exercise of warrants.

(5) Includes the following number of shares of Common Stock which the individual has a right to acquire within 60 days pursuant to the exercise of options, Messrs. Popeo and Del Rossi: 37,000 shares each; Ms. Griffin: 10,450 shares; and Mr. Harrington: 48,750 shares.

(6) Includes 562,150 shares of Common Stock which executive officers and directors have a right to acquire within 60 days pursuant to the exercise of options and warrants. Includes shares and options held by the spouse or children of certain executive officers, or directors, beneficial ownership of which is disclaimed by the applicable officer or director.


                              INDEPENDENT AUDITORS

         The Board of Directors has selected as auditors of the Company for the year ended December 31, 1997 the firm of Ernst & Young LLP and recommends ratification of such selection by the shareholders. A member of the firm of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934, and must be received at the principal executive offices of the Company not later than December 4, 1997.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters which may come before the Meeting. However, if any matter not now known is presented at the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matter.

         The Company will bear the cost of solicitation of proxies. Solicitations of proxies by mail may be followed by telephone or other personal solicitation of certain stockholders by officers or other employees of the Company.


                                           By order of the Board of Directors.



                                           PAUL J. HARRINGTON
                                           Clerk

April 2, 1997

                           THE DEWOLFE COMPANIES, INC.

PROXY

         The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 2, 1997 in connection with the Annual Meeting to be held on May 13, 1997 at 10:00 a.m. at Lantana in Randolph, Massachusetts, and hereby appoints Richard B. DeWolfe and Paul J. Harrington, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common stock of the DeWolfe Companies, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposal set forth in said Proxy Statement and on such other matters as may properly come before the meeting.



SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                                                              SEE REVERSE SIDE

/X/      Please mark votes as
         in this example.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors' nominees and FOR Proposal 2.

              The Board of Directors recommends a vote FOR Proposals 1 and 2.


1.   Election of Directors

Nominees:    Richard B. DeWolfe, A. Clinton Allen,
             Paul R. Del Rossi and R. Robert Popeo

             [  ]  For all nominees     [  ] withheld

[  ]
     ----------------------------------------
     For all nominees except as noted above


2.   Selection of Ernst & Young LLP as the Company's Independent Auditors.

             [  ] For    [  ] Against    [  ] Abstain

                                MARK HERE      [  ]       MARK HERE      [  ]
                                FOR ADDRESS               IF YOU PLAN
                                CHANGE AND                TO ATTEND
                                NOTE AT LEFT              THE MEETING


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:________________________________     Date:__________________________


Signature:________________________________     Date:__________________________